Agreement to Provide Services for Certification

This agreement (the "Agreement") is entered into this 28th day of September, 1999, by and between LPC of New York, Inc., a New York corporation ("LPC"), and Nostalgia Motor Cars, Inc., a Nevada corporation ("NMCI") under the terms, covenants and conditions set forth below.

WHEREAS, NMCI intends to manufacture/assemble, import and sell into the United States new "old style" Volkswagen Beetles manufactures in Mexico ("Vehicles"), and to do no in required by law to conform the vehicles to National Highway Traffic Safety Administration ("NHTSA") standards and further obtain both Environmental Protection Agency ("EPA") and California Air Resources Board (CARB) Certificates of Conformance, and,

WHEREAS, LPC provides vehicle certification services and operates a vehicle emissions testing laboratory recognized by EPA and CARB as capable of performing the necessary tests in accordance with respective agency requirements.

NOW, THEREPORE, in consideration of terms, covenants and conditions set forth below, as well as other good and valuable consideration,, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Governmental Compliance. LPC will submit application for NMCI to obtain a Small Volume Manufacturer's Status ("SVM"), allowing NMCI to import into the United States up to 10,000 Vehicles per year for retail sale and distribution. LPC agrees to advise NMCI on such procedures as are necessary for NMCI to obtain Certificates of Conformance so that new "old style" Volkswagen Beetles manufactured outside the United States can be imported by NMCI as conforming vehicles, meeting the safety standards of NHTSA and tailpipe emission standards of EPA and CARB. At the completion of compliance, all data, reports, analysis etc. will be provided to NMCI to engage a facility or factory to incorporate the parts, devices etc., that may be necessary to incorporate into the base vehicle at a cost not to exceed $1,600.00, so that the Vehicles may enter the United States as conforming vehicles for resale into the retail market complying with current EPA, CARB and NHTSA standards.

2. Certification of Compliance with United States Environmental Protection Agency and the California Air Resources Board. LPC will conduct such testing as are necessary to obtain a Certificate of Conformance for Vehicles to meet EPA and CARB requirements, including application necessary for NMCI to obtain a SVM status, allowing NMCI to import into the United States up to 10,000 Vehicles per year for retail sale and distribution.

3. Vehicle Requirements from NMCI. NMCI will provide LPC with at least, but not limited to, six (6) Vehicles. LPC will schedule and supervise the crash worthiness testing at a recognized independent testing facility to ensure compliance with all applicable federal motor vehicle safety standards.
Additional Vehicle(s), if necessary, will have less than a total of 200 accumulated miles; Vehicle(s) will be for the purposes of evaluating the base Vehicle and its ability to be conformed to CARB and EPA tail pipe emission standards.

4. Engineering and Emission Testing. LPC will evaluate the Vehicle's emission and safety components and provide scheduling and witnessing of the crash worthiness of the Vehicle. The expense associated with crash worthiness testing, and the Vehicles required, are the sole responsibility of NMCI. If engineering changes are required to comply the Vehicle with NHTSA, EPA and CARB, the installation of the engineering revisions to the Vehicles will solely be the responsibility of NMCI. At the completion of this evaluation phase, LPC will provide NMCI with all engineering studies, data, and reports necessary to fully describe the emissions systems so that the Vehicles can be sold in the United States as certified vehicles.

5. Mileage Accumulation (if necessary). It may be required to perform mileage accumulation to obtain Deterioration Factors ("DFa") to demonstrate the durability of the emission control components used in controlling tailpipe emissions. The mileage accumulation may consist of emission testing at 5,000 mile intervals up to 120,000 miles. LPC will conduct mileage accumulation and interval testing for an additional fee. Such costs, if necessary, are not included in the sums to be paid by NMCI pursuant to Section 9 below.

6. Administrative Assistance by LPC. For a period of one (1) year after the receipt of SVM status, and Certificates of Conformance, if required, in writing by NMCI, LPC shall provide.
a necessary assistance in data handling and administrative functions to assist NMCI, in:

(a)  Obtaining required recall and warranty insurance contracts.

(b) In contracting with any necessary service centers, all for the purpose of meeting CARB requirements.

(c)  Obtaining proper manufacturing liability insurance.

(d) EPA Emission Warranties, to the extent required by all applicable governments.

(e) The purchase of NHTSA safety warranties, to the extent required by all applicable state and federal governments, if necessary are not included in the sums to be. paid by NMCI pursuant to Section 9 below.

7. Exclusivity Agreement. In consideration of the payments to LPC of the amounts set forth throughout this Agreement, LPC, agrees that neither it, nor any affiliate, sister company, or any company under common control (either wholly or in part) will provide any testing, engineering, or certification procedures relating to new "old style" Volkswagen Beetles to be imported from outside the United States by NMCI for any person or entity other than NMCI, with NMCI's written consent ,which consent NMCI may grant or withhold in its sole and absolute discretion.

8. Scheduling for Phases. LPC will perform its services under this Agreement pursuant to the following schedule, providing the Agreement is executed and the Nostalgia vehicles are provided by the first week of October 1999:

Phase     Description of Work to Be Performed       Completion Dates

Phase I   Such administrative functions as are
          necessary to file for SVM status with     On or before
          the respective agencies                   October 31, 1999

Phase II  Such administrative functions as are
          necessary to proceed with the
          Certificates procedures                   On or before
                                                    October 31, 1999

Phase III Complete emission testing for EPA and
          CARB                                      On or before
                                                    November 30, 1999

9. Payment Terms. Nostalgia shall pay LPC for its work leading up to the completion of Phase III as described above as follows:

(a)  $75,000.00 within 72 hours of this Agreement.

(b)  $100,000.00 upon completion of Phase I and II.

(c) Balance of $200,000 upon issuance of EPA and CARB issuance of Certificate of Conformity.

(d) Although the parties hereto acknowledge that the original crash tests on the Vehicles are still available and valid, updated crash tests might have to be conducted, which would entail an additional cost to Nostalgia under this Agreement of up to $175,000.

10. Representations of LPC. LPC hereby represents and warrants to Nostalgia the following in order to induce Nostalgia to enter into this Agreement:

(a) LPC is a New York corporation in good standing and with full corporate authority to perform its obligations under this Agreement.

(b) Neither the execution, delivery or performance by LPC of this Agreement, conflicts with or contravenes, or will conflict with or contravene, any law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over LPC or LPC's activities or properties, or conflict with, or result in any default under any agreement or instrument of any kind to which LPC is a party or by which LPC or LPC's properties may be bound or affected;

(c) This Agreement has been duly executed and delivered by LPC and constitutes a legal, valid and binding obligation of LPC enforceable against LPC in accordance with its terms;

(d) There is no action, litigation or other proceeding pending or, to LPC's best knowledge, threatened against LPC before any court, arbitrator or administrative agency, domestic or foreign, except for the Lawsuit which may have an adverse effect on LPC's assets, businesses, or financial condition or which would prevent, hinder or jeopardize LPC's performance under this Agreement; and,

(e) LPC is not a party to any contract, agreement, indenture or instrument or subject to any restriction which individually or in the aggregate which might adversely affect
LPC's financial condition or businesses, or which would in any way jeopardize the ability of LPC to perform hereunder.

(f)  LPC is certified and recognized by the United States
Environmental Protection Agency and the California Air Resources
Board to perform various emissions testing to the respective agencies' standards.

(g) LPC has successfully provided vehicle certification services for the past two decades to vehicle manufacturers to meet the standards of the NHTSA, the EPA and CARB, and its engineering work related to its performance under this Agreement shall meet the highest standards of its industry.

11. Modification of Units. The cost, not to exceed $1,600.00 per car, of the Structural Modifications and the Emissions Modifications necessary to meet all regulatory requirements, shall include the cost of all parts, including, but not limited to the following:

(a)  Bumper modifications (If necessary)
(b)  O.B. II Computer System
(c)  Emission Vapor Canister
(d)  Required temperature and pressure sensors
(e)  Modified speedometer
(f) Warning lights and buzzers for seat belts, parking brakes, etc.
(g)  Proper labeling
(h)  Door beams (If necessary)
(i)  Dual air bags

12. Option to purchase LPC. Nostalgia will have the irrevocable option to purchase 100% of LPC and its related companies, for a period of six (6) months from the date of this Agreement, on terms to be mutually agreed upon.

13. Notices . All notices, waivers, demands, requests and other communications required or permitted by this Agreement (collectively, "Notices"), to be effective, shall be in writing and shall be given as follows by (a) personal delivery, (b) established overnight commercial courier with delivery charges prepaid or duly charged, (c) registered or certified mail, return receipt requested, first class postage prepaid, or (d) by confirmed telefacsimile, confirming the date, time and content of the transmittal:

      if to Nostalgia:        Brad Randolph, President
                              Nostalgia Motorcars, Inc.
                              4502 East Karen Drive
                              Phoenix, Arizona 85032

      with a copy to:         G. Peter Spiess, Esq.
                              Spiess & Short, P.C.
                              40 North Central Avenue, Suite 1600
                              Phoenix, Arizona 85004

      if to LPC:              Peter DiBernardi
                              LPC of New York, Inc.
                              17 Trade Zone Drive
                              Ronkonkoma, New York 11779

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, by Notice given to the others in the manner provided in this Article. Notices thus given by personal delivery and by confirmed telefacsimile shall be deemed to have been received upon tender to the respective address set forth above. Notices thus given by overnight courier shall be deemed to have been received the next business day after delivery to such overnight commercial courier. Notices given by certified or registered mail shall be deemed to have been received on the third day after deposit into the United States mail.

14. Right to Waive Conditions . Either party may waive any of the terms or conditions of this Agreement made for such party's benefit, provided that such waiver is in a writing signed by the waiving party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to apply or extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15. Binding Effect . This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

16. Partial Invalidity . If any term, covenant or condition of this Agreement, or the application thereof, to any person or circumstance shall be invalid or unenforceable at any time or to any extent, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17. Entire Agreement . This Agreement contains the entire agreement between the parties with respect to the Assets and there are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to the Assets, this Agreement, or the transaction described in this Agreement, other than as set forth in this Agreement. This Agreement supersedes any other agreement entered into between the parties, including that certain "Agreement of LPC Inc. to Provide Services for Certification" previously executed between the parties (the "Prior Agreement"), which the parties hereby agree is of no further force or effect. The parties hereto hereby release any party or persons from, and waive, any claims they may have arising out of the Prior Agreement.

18. Modifications . This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by all the parties or their respective successors in interest.

19. Further Assurances . In addition to the respective obligations required to be performed under this Agreement, Seller and Buyer shall each perform from time to time hereafter, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to perform their respective obligations under this Agreement. It is understood and agreed that the foregoing provisions shall not be deemed to require either party to perform any of the obligations of the other.

20. No Third Party Beneficiaries . There shall be no third party beneficiaries to this Agreement.

21. Headings . The headings used in this Agreement are for reference and convenience only, and shall not be considered in the interpretation of this Agreement.

22. Plurality and Gender . Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

23. Governing Law . All questions with respect to the construction of this Agreement and the rights and liabilities of the parties under this Agreement shall be determined in accordance with the laws of the State of Arizona, without regard to the application of choice of law principles, except to the extent that such laws are superseded by federal law.

24.  Time of Essence .  Time is of the essence of this Agreement.

25. Assignment . No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

26. Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

27. Attorney Fees for Breach. In the event that any of the terms, conditions, obligations restrictions, or provisions of this contract result in litigation or arbitration, the prevailing party shall be entitled to reasonable costs and attorney fees as determined by a court of competent jurisdiction.

28.  Construction .  The parties have participated jointly in the
negotiation and drafting of this Agreement.   In the event an
ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

29.  No Agency.   Neither the terms of this Agreement nor the
transaction contemplated hereby shall be deemed or construed to give rise to any partnership, joint venture, or agency relationship, and the relationship of LPC to Nostalgia shall simply be that of an independent contractor acting in accordance with the terms of this Agreement. Neither party shall have the right to bind the other to any obligations not expressly set forth in this Agreement nor with respect to any third parties.

30. Confidentiality. Both parties agree to keep the terms and conditions of this agreement strictly confidential, excepting for bonafide regulatory or legal disclosure requirements.

In Witness Whereof, the parties have executed this Agreement as of the first date set forth above.

Nostalgia Motorcars, Inc.              LPC of New York, Inc.


By:/s/  Brad Randolph                  By:/s/  Perter DiBernardi
Brad Randolph, President               Peter DiBernardi, President